UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 19, 2010
Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-17781 (Commission File Number)	77-0181864 (IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA (Address of Principal Executive Offices)	94043 (Zip Code)
Registrant’s Telephone Number, Including Area Code (650) 527-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 19, 2010, Symantec Corporation, a Delaware corporation (the “Company”), entered into an Acquisition Agreement (the “Agreement”) with VeriSign, Inc., a Delaware corporation ( “Seller”), pursuant to which the Company will acquire specific assets from Seller and its subsidiaries relating to Seller’s identity and authentication business (the “Business”), including Seller’s majority stake in VeriSign Japan, for a purchase price of approximately $1.28 billion in cash, subject to a post-closing working capital adjustment. The acquisition is scheduled to close upon the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other antitrust and trade regulation laws, and subject to other customary closing conditions.
The Agreement contains customary representations, warranties and covenants. Each party has agreed to indemnify the other party for certain losses, subject to certain limitations. In connection with the transaction, Seller has agreed to license to the Company certain rights to use the VeriSign name in connection with the Business for a period of four years, subject to certain exceptions, following the closing of the transaction (the “Closing”), and the Company acquired perpetual rights to the VeriSign checkmark circle design, as well as other trademarks associated with the Business. Additionally, pursuant to the terms of the Agreement, Seller has agreed not to compete with the Business, and the Company has agreed not to compete with Seller’s naming services business, for a period of four years following the Closing. The Agreement also contains customary termination rights.
On May 19, 2010, the Company issued a press release announcing the entry into the Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Press release issued by Symantec Corporation, dated May 19, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
Date: May 24, 2010	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Title or Description
99.01	Press release issued by Symantec Corporation, dated May 19, 2010